EXHIBIT 99.1

Nevada Gold Completes Its Acquisition of Three Washington Casinos

HOUSTON, May 12, 2009 (GLOBE NEWSWIRE) -- Nevada Gold & Casinos, Inc. (NYSE Alternext US:UWN) has completed its previously announced acquisition of three casinos in the state of Washington. The casinos are The Crazy Moose Casino, located in Pasco, Coyote Bob's Roadhouse Casino, located in Kennewick, and the Crazy Moose Casino, located in Mountlake Terrace in close proximity to Seattle.

"We are delighted that we were able to close the acquisition just two months after signing, which we could not have done without the excellent cooperation we received from the various regulatory agencies involved," said Robert Sturges, CEO of Nevada Gold. "This acquisition marks our entry into the Northwest market and we foresee significant growth opportunities in this region. Victor Mena has been appointed Chief Operating Officer overseeing the three casinos. We along with Victor and other members of the existing management team at each casino look forward to working with each facility to make improvements to drive future growth and profitability, while at the same time continuing to deliver a high level of guest service."

The casinos are currently generating approximately $3.0 million in cash flow annually.

About Nevada Gold

Nevada Gold & Casinos, Inc. (NYSE Alternext US:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities in Colorado, Washington and the southeastern United States. The Colorado Grande Casino in Cripple Creek, Colorado, the Crazy Moose Casino in Pasco, Washington, the Coyote Bob's Roadhouse Casino in Kennewick, Washington and the Crazy Moose Casino in Mountlake Terrace, Washington are wholly owned and operated by Nevada Gold. The Company has an interest in Buena Vista Development Company, LLC which is working with the Buena Vista Rancheria of Me-Wuk Indians on a Native American casino project to be developed in the city of Ione, California. The Company also has a management contract with Oceans Casino Cruises, Inc., owner of SunCruz Casinos, the largest day cruise casino company in the United States. For more information, visit www.nevadagold.com.

The Nevada Gold & Casinos, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1552

CONTACT:  Nevada Gold & Casinos, Inc.

          Robert B. Sturges, CEO
          Jim Kohn, CFO
          (713) 621-2245

          ICR, Inc.
          Don Duffy
          (203) 682-8200